Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No.333-239083 on Form S-8 of Nordstrom, Inc., of our report dated June 11, 2021, relating to the statements of net assets available for benefits of the Nordstrom 401(k) Plan as of December 31, 2020 and 2019, the related statement of changes in net assets available for benefits for the year ended December 31, 2020, and the related supplementary information as of December 31, 2020, appearing in this Annual Report on Form 11-K of the Nordstrom 401(k) Plan for the year ended December 31, 2020.

/s/ Moss Adams LLP
San Francisco, California
June 11, 2021